Exhibit 21.1

THE NEW HOME COMPANY INC.
SUBSIDIARIES

Subsidiary	State of Incorporation or Formation
The New Home Company Inc.	Delaware
TNHC Realty and Construction Inc.	Delaware
The New Home Company Southern California LLC	Delaware
TNHC-Santa Clarita GP, LLC	Delaware
TNHC - Calabasas GP LLC	Delaware
The New Home Company Northern California LLC	Delaware
TNHC Land Company LLC	Delaware
TNHC-Arantine GP LLC	Delaware

THE NEW HOME COMPANY INC.
UNCONSOLIDATED INVESTEES AND LOWER TIER INVESTEE
(which represent significant interests under Regulation S-X Rule 3-09)

Unconsoldiated Investee	State of Incorporation or Formation
LR8 Investors, LLC	Delaware
Larkspur Land 8 Investors, LLC	Delaware
TNHC Meridian Investors LLC	Delaware
TNHC-HW Foster City LLC	Delaware

Unconsoldiated Lower Tier Investee	State of Incorporation or Formation
TNHC Newport LLC	Delaware

For a complete list of all our unconsolidated joint ventures, see page 16 of this Form 10-K.